EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) – Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolios permitted by the form.

Series Number	Series Name	Is this the last filing for this series?
(Y or N)
94	Orinda Income Opportunities Fund	N

Please refer to the Semi-Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Fund.